EXHIBIT 10.1.2

AMENDMENT NO. 2
TO THE
THIRD AMENDED AND RESTATED ADVISORY AGREEMENT
This AMENDMENT NO. 2 TO THE THIRD AMENDED AND RESTATED ADVISORY AGREEMENT (this “Amendment”) is entered into as of November 8, 2024, by and among ASHFORD HOSPITALITY TRUST, INC. (the “Company”), ASHFORD HOSPITALITY LIMITED PARTNERSHIP (the “Operating Partnership”), ASHFORD TRS CORPORATION (“TRS”), ASHFORD INC. (“AINC”), and ASHFORD HOSPITALITY ADVISORS LLC (“Ashford LLC” and, together with AINC, the “Advisor”).
RECITALS:

WHEREAS, the parties hereto are parties to that certain Third Amended and Restated Advisory Agreement, dated as of March 12, 2024, as amended by that certain Amendment No. 1 to the Third Amended and Restated Advisory Agreement, dated as of August 8, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Advisory Agreement”); and

WHEREAS, the parties hereto desire to amend the Advisory Agreement solely as set forth herein.

NOW, THEREFORE, In consideration of the premises and mutual covenants herein and for other valuable consideration, the parties hereto agree as follows:

AGREEMENT:
Section 1.     Definitions. Capitalized terms used in this Amendment but not defined have the meaning provided in the Advisory Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Advisory Agreement shall refer to the Advisory Agreement after giving effect to this Amendment.
Section 2.    Amendment to the Advisory Agreement. Subsection (iii) of the definition of “Company Change of Control” in Section 13 of the Advisory Agreement is hereby amended and restated to read in its entirety as follows:
“(iii) commencing after the first anniversary of the Prior Effective Date, the consummation of a sale or disposition by the Company of twenty percent (20%) of the gross book value of the Company’s assets over any one-year period or the consummation of a sale or disposition by the Company of thirty percent (30%) of the gross book value of the Company’s assets over any three-year period, exclusive in each case of assets sold or contributed to a platform also advised by the Advisor; provided further that (A) with respect to the calculation at any time after the

Effective Date of the percentage of gross book value of the Company’s assets sold or disposed, each of (a) any sale or disposition consummated prior to January 1, 2024 shall be excluded from the numerator of such calculation (but, for the avoidance of doubt, included in the denominator of such calculation) and (b) any sale or disposition of any Hotel Portfolio Asset with respect to KEYS A or KEYS B shall be excluded from the numerator of such calculation (but, for the avoidance of doubt, included in the denominator of such calculation), (B) with respect to the calculation at any time on or prior to the earlier of November 30, 2025 (the “Highland Outside Date”), or the refinancing of Highland, of the percentage of gross book value of the Company’s assets sold or disposed, any sale or disposition of any Hotel Portfolio Asset with respect to Highland following a Maturity Default of Highland shall be excluded from the numerator of such calculation (but, for the avoidance of doubt, included in the denominator of such calculation), (C) with respect to the calculation at any time on or prior to the earlier of November 30, 2025 (the “KEYS Outside Date”), or the refinancing of KEYS C, KEYS D and KEYS E, respectively, of the percentage of gross book value of the Company’s assets sold or disposed, any sale or disposition of any Hotel Portfolio Asset with respect to KEYS C, KEYS D and KEYS E, respectively, following a Maturity Default of KEYS C, KEYS D or KEYS E, respectively, shall be excluded from the numerator of such calculation (but, for the avoidance of doubt, included in the denominator of such calculation), and (D) with respect to the calculation at any time on or prior to November 30, 2025 (the “JPM8 Outside Date”, and together with the Highland Outside Date and the KEYS Outside Date, the “Outside Date”) of the percentage of gross book value of the Company’s assets sold or disposed, any sale or disposition of any Hotel Portfolio Asset with respect to JPM8 following a JPM8 Event of Default shall be excluded from the numerator of such calculation (but, for the avoidance of doubt, included in the denominator of such calculation); provided, if prior to an Outside Date, a Company Change of Control has not occurred under this clause (iii) due to the provisions of subclause (B), (C) or (D) (but a Company Change of Control would have occurred prior to such Outside Date in the absence of the provisions of subclause (B), (C) and/or (D)) (a “Potential Company Change of Control”), on such Outside Date, a Company Change of Control shall be deemed to have occurred pursuant to a Change of Control Agreement.”

Section 3. Potential Company Change of Control. Following a Potential Change of Control, the Company and the Operating Partnership shall not, without first obtaining the prior written approval of Advisor, (a) pay any dividend or make any distribution (whether in cash, securities or other property, but excluding dividends and distributions payable in equity interests) with respect to any capital stock or other Equity Interests of the Company or the Operating Partnership, (b) transfer, dispose of, or make any use of Net Cash Proceeds other than to deposit same in bank, brokerage or similar accounts established by Advisor for the Company pursuant to Section 4 of the Advisory Agreement, or (c) other than in the ordinary course of business, engage in any transaction whatsoever, including any sale or disposition of Company assets. In addition, from and after the occurrence of a Potential Change of Control, all Unrestricted Cash in excess of Fifty Million ($50,000,000) shall be deposited on a daily basis into an escrow account designated by Advisor (the “Escrow Account”), which Escrow Account shall be in the name of Advisor and shall be under the exclusive control of Advisor. The Advisor shall hold in escrow all amounts deposited in the Escrow Account, provided, that Advisor shall have the right, in its sole discretion, without prior notice to the Company, to set off, take and apply any monies of the Company on deposit in the Escrow Account to the payment of all amounts becoming due and payable by the Company. The exercise of any such set-off right shall not impact the Company’s obligation to pay any obligations that remain due and payable following set-off by Advisor.
For purposes of this Section 3, the following terms shall have the definitions set forth below.

“Equity Interests” means, with respect to the Company and the Operating Partnership, all shares of capital stock (or other ownership or profit interests), all warrants, options or other rights for the purchase or acquisition of shares of capital stock (or other ownership or profit interests), all securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests) or warrants, rights or options for the purchase or acquisition of such shares (or such other interests), and all of the other ownership or profit interests (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, including without limitation, Company Common Stock, preferred stock of the Company or Common Units.
“Net Cash Proceeds” means the excess, if any, of (i) the sum of cash and cash equivalents received in connection with a sale or disposition of a real property asset (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received); over (ii) the sum (without duplication) of (A) the principal amount of any mortgage or mezzanine indebtedness that is directly or indirectly secured by the real property asset (or any other indebtedness secured by the real property asset) and that is required to be repaid in connection with such sale or disposition, together with any applicable premium, penalty, interest and breakage costs, (B) the out-of-pocket expenses (including, without limitation, attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) incurred by the Company in connection with such sale or disposition; (C) taxes (or distributions for taxes) paid or reasonably estimated to be payable in connection therewith by the Company and attributable to such sale or disposition; and (D) any reserve for adjustment in respect of (1) the sale price of such real property asset established in accordance with GAAP and (2) any liabilities associated with such real property asset and retained by the Company after such sale or disposition, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such sale or disposition.
“Unrestricted Cash” means, as of any date of determination, all cash and cash equivalents of the Company that would not appear as “restricted” on a consolidated balance sheet of the Company, excluding cash held as working capital by hotel properties in accordance with the applicable hotel management agreements.

Section 4. Miscellaneous.

4.1 Advisory Agreement Unaffected. Each reference to the Advisory Agreement shall hereafter be construed as a reference to the Advisory Agreement after giving effect to this Amendment.

Except as herein otherwise specifically provided, all provisions of the Advisory Agreement (after giving effect to this Amendment) shall remain in full force and effect and be unaffected hereby.

4.2 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

4.3 Counterparts. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature or other electronic transmissions, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

4.4 Governing Law; Consent to Jurisdiction. The provisions of Section 21 of the Advisory Agreement shall be set forth herein mutatis mutandis.

[Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

ASHFORD HOSPITALITY TRUST, INC.

By: /s/ Stephen Zsigray
Name: Stephen Zsigray
Title: Chief Executive Officer
ASHFORD HOSPITALITY LIMITED PARTNERSHIP
By: Ashford OP General Partner LLC, its general partner

By: /s/ Deric S. Eubanks
Name: Deric S. Eubanks
Title: Chief Financial Officer
ASHFORD TRS CORPORATION

By: /s/ Deric S. Eubanks
Name: Deric S. Eubanks
Title: President and Secretary
ASHFORD HOSPITALITY ADVISORS LLC

By: /s/ Eric Batis
Name: Eric Batis
Title: Chief Executive Officer
ASHFORD INC.

By: /s/ Alex Rose
Name: Alex Rose
Title: Executive Vice President, General Counsel & Secretary

[Signature Page to Amendment No. 2 to Third Amended and Restated Advisory Agreement]